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                                                             EXHIBIT 10.17

                       EXECUTIVE EMPLOYMENT AGREEMENT


         This Agreement is dated as of April 1, 1997 by and between Alan I. Weinstein (the "Employee") and J. BAKER, INC., a Massachusetts corporation (the "Company").

         WHEREAS, the Employee and the Company are parties to an Executive Employment Agreement dated as of March 25, 1993 as amended by amendments dated April 27, 1994, April 25, 1995, March 8, 1996 and April 5, 1996; and

         WHEREAS, the Employee and the Company now desire to amend, restate and set forth in writing the terms and conditions of the Employee's employment agreement with the Company from the date hereof;


         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:


         1. Employment. Under and subject to the terms and conditions set forth herein, the Company hereby agrees to employ the Employee during the Term (as defined in Section 6 hereof) as its President and Chief Executive Officer and/or in such other senior executive management position(s) with the Company, or any parent or subsidiary of the Company, as the Board of Directors of the Company (the "Board") may determine from time to time, and the Employee hereby accepts such employment.


         2. Duties. The Employee agrees, during the Term and any extension of the Term, faithfully to perform for the Company, and any subsidiary or parent of the Company, the duties of the President and Chief Executive Officer, and/or such other duties as may be assigned to him from time to time by the Company. The Employee further agrees to devote his entire business time, attention and energies exclusively to such employment and to conform to the rules, regulations, instructions, personnel practices and policies of the Company and its subsidiaries, as existing and amended from time to time.


         3.       Compensation.

                  (a) Base Salary. The Company shall pay the Employee during the Term an annual base salary ("Base Salary") of not less than $375,000, payable in equal installments in accordance with the Company's regular pay intervals for its senior executives.




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                  (b) Cash  Incentive  Compensation.  In  addition to his annual base salary as determined pursuant to Section 3(a), the Company shall pay to the Employee such amounts, if any, to which the Employee is entitled, as an officer of the Company, under the Company's Cash Incentive Compensation Plan (the "Incentive Plan"), as from time to time such plan may be amended.


         4.       Other Benefits.

                  (a) Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to management generally and in any event shall be entitled to receive benefits at least substantially comparable to those provided pursuant to the present practices of the Company and its subsidiaries.

                  (b) Paid Vacations. The Employee shall be entitled to an annual paid vacation of four weeks in each calendar year, to be taken at such time or times as the Employee and the Company shall mutually agree.


         5. Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other business expenses incurred or paid by the Employee in performing his duties under this Agreement upon presentation by the Employee of expense statements or vouchers and such other supporting information as the Company may from time to time request, provided, however, that the amount available for such expenses may be fixed in advance by the Board after consultation with the Employee.


         6. Effective Date and Term. This Agreement shall become effective as of the date hereof and the Employee's employment under this Agreement shall commence on such date and, unless sooner terminated as provided herein or extended, shall continue for a term (the "Term") ending on April 1, 1999. The Employee and the Company have obligations hereunder extending past the Term.


         7.       Noncompetition.

                  (a) During the Employee's employment under this Agreement or otherwise and for a period of two years after the date of termination of such employment (the "Termination Date"), the Employee will not, without the express written consent of the Company, anywhere in the United States or any territory or possession thereof or in any foreign country in which the Company was active as of the Termination Date: (i) compete with the Company or any other entity directly or indirectly controlled by the Company (each an "Affiliate"), in the Company's Business (as defined in Section 7(c) hereof); or (ii) otherwise interfere with, disrupt or attempt to interfere with or disrupt the relationship between the

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Company  or an  Affiliate  and any  person  or  business  that  was a  customer, supplier, lessor, licensor, manufacturer, contractor, designer or employee of the Company or such Affiliate on the Termination Date or within two years prior to the Termination Date.

                  (b) The term "compete" as used in this Section 7 means directly or indirectly, or by association with any entity or business, either as a proprietor, partner, employee, agent, consultant, director, officer, shareholder (provided that the Employee may make passive investments in competitive enterprises the shares of which are listed on a national securities exchange if the Employee at no time owns directly or indirectly more than 2% of the outstanding equity ownership of such enterprise) or in any other capacity or manner (i) to solicit, hire, purchase from, sell to, rent from, or otherwise conduct business related to the Company's Business with any party that is a customer or supplier of the Company or an Affiliate or (ii) operate any retail store or leased footwear department ("Leased Department") which sells products related to the Company's Business (as defined in Section 7(c) hereof).

                  (c) The term "Company's Business" as used in this Section 7 means the operation of any of the following specialty retail businesses, as a principal business unit, either alone or in combination: (i) Leased Departments in discount or mass merchandising department stores; (ii) retail stores offering casual clothing for "Big and Tall" men or the mail order catalog sales thereof; or (iii) retail stores offering primarily work related clothing and uniforms for medical and laboratory purposes or the mail order catalog sales thereof. The term shall also include any additional specialty retail businesses which the Company may acquire subsequent to the date hereof and which are operated as principal business units of the Company on the Termination Date.

                  (d) The term "supplier" as used in this Section 7 shall mean any party or affiliate of a party from which, on the Termination Date or within two years prior to the Termination Date, the Company or an Affiliate purchased products sold by the Company or an Affiliate or was in contact or actively planning to contact in connection with the purchase of products sold by the Company or an Affiliate on or before the Termination Date or which the Company or an Affiliate was contemplating the sale of at some time after the Termination Date.

                  (e) The term "customer" as used in this Section 7 shall mean any party or affiliate of a party, that on the Termination Date or within two years prior to the Termination Date, was a wholesale vendee or prospective wholesale vendee of the Company or an Affiliate or in connection with whose business the Company or an Affiliate operated a Leased Department, a retail store for the sale of casual clothing for "Big and Tall" men, work related clothing and uniforms for medical and laboratory purposes or any other specialty retail business which the Company operated as a principal business unit on the Termination Date, had contacted in connection with the potential operation of such businesses within two years prior to the Termination Date or which the Company or an Affiliate was actively planning to contact in connection with the potential operation of any such businesses on the Termination Date.

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         8.  Confidential  Information.  The Employee will never use for his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of the Company, any Affiliate or any of their respective customers, suppliers, landlords, licensors or licensees. Upon termination of the Employee's employment, the Employee will surrender and deliver to the Company all documents and information of every kind relating to or connected with the Company and Affiliates and their respective businesses, customers, suppliers, landlords, licensors and licensees.


         9.       Termination.

                  (a) Death. In any event of the death of the Employee during the Term, his employment shall terminate and the Company shall pay to the Employee's surviving spouse, or to the Employee's estate if their is no surviving spouse, (i) the Employee's base salary for one year from the date of death, payable in accordance with the Company's regular pay intervals for its senior executives and (ii) amounts under the Incentive Plan, if any, payable with respect to the fiscal year in which his death occurs which otherwise would have been paid to the Employee on the basis of the results for such fiscal year, prorated to the date of his death. Upon the death of the Employee, the rights of the Employee's surviving spouse or estate hereunder, as the case may be, shall be limited solely to the benefits set forth in this Section 9(a).

                  (b) Disability. In the event that the Employee shall become disabled (as hereinafter defined) during the Term, the Company shall have the right to terminate the Employee's employment upon written notice, provided, however, that in such event the Company shall (i) continue to pay the Employee's base salary for one year from the date such termination occurs, payable in accordance with the Company's regular pay intervals for its senior executives and (ii) pay to the Employee amounts under the Incentive Plan, if any, which otherwise would have been paid to the Employee on the basis of the results for the fiscal year in which such termination occurs, prorated to the date of such termination. For purposes of this Agreement, the Employee shall be considered disabled on the date when any physical or mental illness or other incapacity shall, in the judgment of a majority of the members (other than the Employee) of the Board, after consulting with or being advised by one or more physicians (it being understood that one of such physicians may be the Employee's physician but that the Board shall not be bound by his views), have prevented the performance in a manner reasonably satisfactory to the Company of the Employees duties under this Agreement for a period of six consecutive months.

                  (c) For Cause. The Company may by notice terminate the Employee's employment at any time for cause, which shall mean (i) failure by the Employee to cure a material breach of this Agreement within 15 days after written notice thereof by the Company, (ii) the continuation after notice by the Company of willful misconduct by the Employee in the

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performance of the Employee's duties hereunder or (iii) the commission by the
Employee of an act constituting a felony. In such event all obligations of the Company hereunder shall thereupon terminate, including the obligation to pay any amounts under the Incentive Plan with respect to the fiscal year in which such termination occurs, but the Employee shall be entitled to receive any accrued salary and other amounts under the Incentive Plan accrued with respect to any prior fiscal years.

                  (d) Without Cause. During the Term hereof and prior to any Change of Control of the Company, the Company may terminate this Agreement at any time without cause. In such event, the Company shall pay to the Employee, in accordance with the Company's regular pay intervals for its senior executives, an amount equal to the greater of (i) the amount of Base Salary the Employee would have received through the last day of the Term or (ii) one (1) year of Base Salary.

                  (e) Change of Control. In the event the Employee's employment with the Company is terminated either by the Company or by the Employee within one (1) year after a Change of Control of the Company occurring during the Term hereof (regardless of whether such Employee's termination occurs after the expiration of the Term) then, in such event, the Company shall pay the Employee at his sole and exclusive option an amount in cash (the "Severance Payment") equal to either (i) the greater of (a) the amount of Base Salary the Employee would have received through the last day of the Term or (b) two (2) years Base Salary, payable to the Employee in a single lump sum cash payment; or (ii) three
(3) years Base Salary payable in accordance with the Company's regular pay intervals for its senior executives; provided, however, that any amounts payable to the Employee pursuant to this subparagraph (e)(ii) which exceed one (1) year of Base Salary shall be reduced by any salary or other compensation earned by the Employee from subsequent employment. For purposes of this Agreement "Base Salary" shall mean the Employee's Base Salary as set forth in Paragraph 3 of this Agreement, as such Base Salary may be increased from time to time. "Change of Control" of the Company shall have the meaning set forth in the Company's 1994 Equity Incentive Plan as approved by the Stockholders of the Company on June 7, 1994 (and without regard to any subsequent amendments thereto). If any of the termination events set forth in this subparagraph (e) shall occur during the Term hereof or other applicable time periods, the provisions of paragraph 7 hereof shall be null and void and have no further force or effect.

                  (f) Severance Payment Limitation Upon Change of Control. If all or part of the Severance Payment payable to the Employee pursuant to subparagraph 9(e) hereof, when added to other payments payable to the Employee as a result of a Change of Control, constitute Parachute Payments, the following limitation shall apply. If the Parachute Payments, net of the sum of the Excise Tax, Federal income and employment taxes and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, are greater than the Threshold Amount, the Employee shall be entitled to the full Severance Payment

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payable under  subparagraph  9(e) of this Agreement.  If the Threshold Amount is greater than the Parachute Payments, net of the sum of the Excise Tax, Federal income and employment taxes and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, then the Severance Payment payable under subparagraph 9(e) of this Agreement shall be reduced to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount. The Company shall select a firm of independent certified public accountants to determine which of the foregoing alternative provisions shall apply. For purposes of determining the amount of the Federal income and employment taxes, and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Severance Payments under subparagraph 9(e) of this Agreement are payable and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Employee's residence for the calendar year in which the Severance Payments under Subparagraph 9(e) of this Agreement are payable, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         For purposes of this Agreement:

         "Parachute Payments" shall mean any payment or provision by the Company of any amount or benefit to and for the benefit of the Employee, whether paid or payable or provided or to be provided under the terms of this Agreement or otherwise, that would be considered "parachute payments" within the meaning of
Section 280G(B)(2)(A) of the Internal Revenue Code and the regulations promulgated thereunder.

         "Threshold Amount" shall mean three times the Employee's "base amount" within the meaning of Section 280(G)(b)(3) of the Internal Revenue Code and the regulations promulgated thereunder, less one dollar.

         "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Internal Revenue Code.


         10. Approval of Board. The Company represents that this Agreement has been duly approved by the Board and is in all respects valid and binding upon the Company.


         11. Key Person Insurance. The Employee agrees to take such actions as may be reasonably required to permit the Company to, in its sole discretion, maintain key person life insurance on the Employee's life in such amounts and for such periods of time, if any, as the Company deems appropriate, with all benefits being payable to the Company. Upon payment by the Employee of the cash surrender value, if any, of any such policy and any paid but unearned premiums for such policy, the Company will assign such policy to the Employee upon termination (other than because of the Employee's death) of the Employee's employment

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with  the  Company,  provided,  however,  that,  in  the  event  the  Employee's employment is terminated by reason of the disability of the Employee and the death of the Employee may reasonably be expected within one year after such termination as a result of such disability, the Company shall not be required to assign any such policy.


         12. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given and received when actually delivered, one business day after dispatch by telegraphic means, two business days after dispatch by recognized overnight delivery service, or five days after mailing by certified or registered mail with proper postage affixed, return receipt requested and addressed as follows (or to such other address as a party entitled to receive notice hereunder may have designated by notice pursuant to this Section 12):

                  (a)      If to the Company:

                           J. Baker, Inc.
                           555 Turnpike Street
                           Canton, Massachusetts 02021
                           Attention:   Chief Executive Officer

                  (b)      If to the Employee:

                           Alan I. Weinstein
                           13 Kings Road
                           Sharon, Massachusetts 02067


         13. Severability. If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby. Further, if any provision or application hereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to carry out so far as may be valid or enforceable the intent and purposes of the invalid and unenforceable provision.


         14. Applicable Law. This Agreement shall be interpreted and construed in accordance with, and shall be governed by, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.


         15. Assignment. Neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that in the event that the Company sells all or substantially all of its assets the

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Company may assign its rights and  transfer  its  obligations  hereunder  to the purchaser of such assets. A merger of the Company with or into another corporation shall be deemed not to be an assignment of this Agreement, and, in any such event, this Agreement shall inure to the benefit of and be binding upon the surviving corporation and the Employee. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, heirs, administrators, executors, personal representatives and assigns.


         16. Headings. This section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


         17. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 or 8 of this Agreement is likely to result in irreparable injury to the Company, that damages at law will be inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of said Sections and to seek both temporary and permanent injunctive relief therefor without the necessity of proving actual damages.


         18. Waiver of Breach. Any waiver by either the Company or the Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


         19. Amendment of Agreement. This Agreement may be altered, amended or modified, in whole or in part, only by a writing signed by both the Employee and the Company.


         20. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements whether oral or written with respect to such subject matter between the parties including, without limitation, the Executive Employment Agreement dated as of March 25, 1993 and amendments to such agreement dated April 27, 1994, April 25, 1995, March 8, 1996 and April 5, 1996.








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         Intending to be legally bound, the Company and the Employee have signed this Agreement as if under seal as of the date set forth at the head of the first page.


                                         J. BAKER, INC.



                                         /s/ Sherman N. Baker
                                         Sherman N. Baker
                                         Chairman of the Board


                                         /s/ Alan I. Weinstein
                                         Alan I. Weinstein

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